                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:        3235-0145
                                                  Expires:     August 31, 1999
                                                  Estimated average burden
                                                  Hours per response.....14.90
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                AMENDMENT NO. 3*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               IRIDEX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   462684 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)


                                  Page 1 or 4

--------------------------------                  -----------------------------
 CUSIP NO.    462684 10 1              13G
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON/S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

     Milton Chang
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZEN OR PLACE OF ORGANIZATION

     United States citizen
--------------------------------------------------------------------------------
                      5         SOLE VOTING POWER

                                398,897 shares
                    ------------------------------------------------------------
 NUMBER OF SHARES     6         SHARED VOTING POWER
   BENEFICIALLY
  OWNED BY EACH                 0 shares
 REPORTING PERSON   ------------------------------------------------------------
                      7         SOLE DISPOSITIVE POWER
       WITH
                                398,897 shares
                    ------------------------------------------------------------
                      8         SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     398,897 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------


                                  Page 2 or 4

ITEM 1.

        (a)    NAME OF ISSUER: IRIDEX Corporation

        (b)    ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

               1212 Terra Bella Avenue, Mountain View, CA  94043

ITEM 2.

        (a)    NAME OF PERSON FILING:

               Milton Chang

        (b)    ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE:

               26223 Scarff Way
               Los Altos Hills, CA  94022

        (c)    CITIZENSHIP:

               United States citizen

        (d)    TITLE OF CLASS OF SECURITIES:  Common Stock

        (e)    CUSIP NUMBER:  462684 10 1

ITEM 3.        Not applicable.

ITEM 4.

        (a) AMOUNT BENEFICIALLY OWNED: 398,897 shares. Includes stock options for 31,877 shares exercisable within 60 days of December 31, 1999.

        (b)    PERCENT OF CLASS: 6.1%

               The foregoing percentage is calculated based on the 6,526,533 shares of Common Stock reported to be outstanding as of November 9, 1999 in the Quarterly Report on Form 10-Q of IRIDEX Corporation filed for the fiscal quarter ended October 2, 1999.

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   Sole power to vote or to direct the vote: 398,897 shares

               (ii)  Shared power to vote or to direct the vote: 0 shares

               (iii) Sole power to dispose or direct the disposition of:
                     398,897 shares

               (iv)  Shared power to dispose or direct the disposition of:
                     0 shares

                                  Page 3 or 4

ITEM 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        Not applicable.

ITEM 7.        Not applicable.

ITEM 8.        Not applicable.

ITEM 9.        Not applicable.

ITEM 10. Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                                    SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                               February 10, 1999
                                  --------------------------------------------
                                               Date


                                               /s/ Milton M. Chang
                                  --------------------------------------------
                                               Signature

                                               Milton M. Chang
                                  --------------------------------------------
                                               Name/Title



                               Page 4 of 4 pages